Exhibit 99.1

For Immediate Release

First Midwest Bancorp to Acquire Northern Oak Wealth Management

Milwaukee-Based Investment Adviser Further Enhances

First Midwest’s Wealth Management Business

CHICAGO, IL, November  8,  2018 – First Midwest Bancorp, Inc. (“First Midwest”) (NASDAQ NGS: FMBI) today announced that it has entered into a definitive agreement to acquire Northern Oak Wealth Management, Inc. (“Northern Oak”), a Milwaukee-based registered investment adviser with approximately $800 million of wealth assets under management.

This acquisition further strengthens  First Midwest’s position as one of the Midwest’s largest independent wealth management providers, with more than $11 billion in assets under management and clients across 30 states.

“Northern Oak is a highly respected investment adviser that shares our commitment to the financial success of our clients and to delivering a highly personalized client experience,” said Bob Diedrich, executive vice president and director of wealth management at First Midwest.  “We look forward to working closely with the Northern Oak team to meet the financial needs of their high net worth clients through a wider range of private banking and wealth management solutions.”

Northern Oak’s executive team of Mark Zellmer and David Becker, who have a combined 46 years of tenure at the firm, will continue to serve in leadership roles at Northern Oak, which will operate as a subsidiary of First Midwest.

“The financial markets are becoming increasingly complex, and clients are looking for an experienced and trusted adviser who can help them achieve their investment goals,” said Mark Zellmer,  chairman of Northern Oak. “We are excited to join First Midwest and look forward to leveraging their broad range of wealth management and banking products and services to create enhanced value for our clients.”

The transaction is subject to customary regulatory approvals and closing conditions and is expected to close in the first quarter of 2019.

About First Midwest

First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with over $15 billion in assets and an additional $11 billion in trust assets under management.  First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, retail, wealth management, private banking and trust products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois and eastern Iowa. First Midwest’s common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest’s website is www.firstmidwest.com.

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

CONTACTS:

Investors	Media
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
(708) 831-7231	(708) 831-7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 Bryn Mawr | Suite 1300 | Chicago | Illinois | 60431